ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1996-2
$ 321,422,909 5.90% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   8,300,059   2,026,124     857,441    3.97%   11,893,103    5.67%
 Feb-98   8,301,362   1,998,376     707,609    5.13%   10,669,098    5.93%
 Mar-98   8,090,562   1,760,025     761,897    4.41%    9,587,081    5.53%
 Apr-98   8,919,677   1,751,423     565,704    4.97%    9,306,760    5.21%
 May-98   8,447,788   1,658,134     591,385    3.87%    8,463,719    5.30%
 Jun-98   7,299,838   1,549,613     422,968    4.22%    8,387,381    5.03%
 Jul-98   7,835,269   1,585,520     281,456    3.17%    7,853,610    5.24%
 Aug-98   7,439,801   1,494,564     362,711    2.21%    8,024,815    5.14%
 Sep-98   7,448,057   1,401,429     218,738    3.00%    7,561,460    5.54%
 Oct-98   6,837,011   1,317,128     245,472    1.91%    6,923,382    5.49%
 Nov-98   7,102,637   1,256,949     418,884    2.26%    6,842,620    5.30%
 Dec-98   6,369,609   1,176,099     357,313    4.04%    7,267,811    5.51%
        ____________ ___________ ___________
 Totals  92,391,671  18,975,385   5,791,578

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.